Exhibit 99.2
For Immediate News Release
April 30, 2025
AVALONBAY COMMUNITIES, INC.
PROVIDES Q1 2025 RESULTS, Q2 2025 GUIDANCE,
AND REAFFIRMS FULL YEAR 2025 OUTLOOK

(Arlington, VA) AvalonBay Communities, Inc. (NYSE: AVB) (the “Company”) reported Earnings per Share – diluted (“EPS”), Funds from Operations attributable to common stockholders - diluted (“FFO”) per share and Core FFO per share (as defined in this release) for the three months ended March 31, 2025 and 2024 as detailed below.

	Q1 2025	Q1 2024	% Change
EPS	$1.66	$1.22	36.1%
FFO per share (1)	$2.78	$2.73	1.8%
Core FFO per share (1)	$2.83	$2.70	4.8%

(1) For additional detail on reconciling items between net income attributable to common stockholders, FFO and Core FFO, see Attachment 11, table 3.

The following table compares the Company’s actual results for EPS, FFO per share and Core FFO per share for the three months ended March 31, 2025 to its results for the prior year period:

Q1 2025 Results Compared to Q1 2024
	Per Share
	EPS	FFO	Core FFO
Q1 2024 per share reported results	$1.22	$2.73	$2.70
Same Store Residential NOI (1)	0.08	0.08	0.08
Development & Other NOI	0.10	0.10	0.10
Capital markets activity	(0.06)	(0.06)	(0.06)
Unconsolidated investment income	0.01	0.01	0.01
Non-core items (2)	(0.08)	(0.08)	—
Real estate gains, depreciation expense & other	0.39	—	—
Q1 2025 per share reported results	$1.66	$2.78	$2.83

(1) Consists of increases of $0.14 in revenue and $0.06 in operating expenses.
(2) For detail of non-core items, see Attachment 11, table 3.

The following table compares the Company’s actual results for EPS, FFO per share and Core FFO per share for the three months ended March 31, 2025 to its February 2025 outlook:

Q1 2025 Results Compared to February 2025 Outlook
	Per Share
	EPS	FFO	Core FFO
Projected per share (1)	$1.67	$2.78	$2.80
Same Store Residential NOI (2)	0.03	0.03	0.03
Overhead & other	(0.01)	(0.01)	(0.01)
Capital markets activity	0.01	0.01	0.01
Non-core items (3)	(0.03)	(0.03)	—
Real estate gains, depreciation expense & other	(0.01)	—	—
Q1 2025 per share reported results	$1.66	$2.78	$2.83
(1) The mid-point of the Company's February 2025 outlook.
(2) Consists of favorable revenue of $0.01 and operating expenses of $0.02. Approximately $0.01 of the operating expenses benefit is driven by timing.
(3) For detail of non-core items, see Attachment 11, table 3.

Same Store Operating Results for the Three Months Ended March 31, 2025 Compared to the Prior Year Period

Same Store Residential revenue increased $20,294,000, or 3.0%, to $693,074,000. Same Store Residential operating expenses increased $8,269,000, or 4.0%, to $214,758,000 and Same Store Residential NOI increased $12,025,000, or 2.6%, to $478,316,000.

Development Activity

During the three months ended March 31, 2025, the Company started the construction of two wholly-owned apartment communities:

•Avalon Parker, located in Parker, CO; and
•Avalon North Palm Beach, located in Lake Park, FL.

These communities are expected to contain an aggregate of 591 apartment homes and 10,000 square feet of commercial space. Estimated Total Capital Cost at completion for these Development communities is $240,000,000.
Copyright © 2025 AvalonBay Communities, Inc. All Rights Reserved

At March 31, 2025, the Company had 19 wholly-owned Development communities under construction that are expected to contain 6,595 apartment homes and 69,000 square feet of commercial space. Estimated Total Capital Cost at completion for these Development communities is $2,493,000,000.

Disposition Activity

During the three months ended March 31, 2025, the Company sold Avalon Wilton on River Road, a wholly-owned community with 102 apartment homes, located in Wilton, CT. The community was sold for $65,100,000, resulting in a gain in accordance with GAAP of $56,476,000 and an Economic Gain of $38,166,000. This sale marks the Company's exit from the Connecticut market.

In April 2025, the Company sold Avalon Wesmont Station I & II, located in Wood-Ridge, NJ. In aggregate, Avalon Wesmont Station I & II contain 406 apartment homes and 18,000 square feet of commercial space, and were sold for $161,500,000.

Acquisition Activity

As disclosed in our press release dated February 27, 2025, the Company entered into agreements to acquire eight apartment communities in our Texas expansion region. During the three months ended March 31, 2025, the Company acquired the two communities in the Austin metropolitan area, containing 857 homes, for a purchase price of $187,000,000 that was funded primarily with disposition proceeds.

On April 30, 2025, the Company acquired the remaining six communities located in the Dallas-Fort Worth metropolitan area, containing 1,844 apartment homes for a stated purchase price of $431,500,000, funded in part by the issuance of 1,060,000 DownREIT Units, valued at $225 per unit.

Structured Investment Program ("SIP") Activity

During the three months ended March 31, 2025, the Company entered into one new SIP commitment, agreeing to provide an investment of up to $20,000,000 in a multifamily development project in Northern California. For additional information on the Company's SIP portfolio, see Attachment 9.

Liquidity and Capital Markets

At March 31, 2025, the Company had $53,255,000 in unrestricted cash and cash equivalents.

As of March 31, 2025, the Company did not have any borrowings outstanding under its unsecured revolving credit facility (the "Credit Facility"), and had outstanding borrowings of $224,942,000 under its unsecured commercial paper note program. The commercial paper program is backstopped by the Company's commitment to maintain available borrowing capacity under its Credit Facility in an amount equal to outstanding borrowings under the program.

The Company’s annualized Net Debt-to-Core EBITDAre (as defined in this release) for the first quarter of 2025 was 4.3 times and Unencumbered NOI (as defined in this release) for the three months ended March 31, 2025 was 95%.

In April 2025, the Company completed the following financing transactions:

•The Company entered into a $450,000,000 Term Loan that matures in April 2029, which it expects to fully draw by May 30, 2025. The Term Loan is indexed to SOFR plus a spread, currently SOFR + 0.78% per annum. The Company fully hedged the interest rate under the Term Loan with pay fixed interest rate swaps resulting in a borrowing at an effective fixed rate of 4.47% after deferred fees and issuance costs.

•The Company amended and restated its Credit Facility to (i) increase its borrowing capacity to $2,500,000,000 from $2,250,000,000, and (ii) extend the term to April 2030 from September 2026. Subsequent to the amendment, the Company's cost of borrowing under the Credit Facility is SOFR + 0.705%. In addition, the Company increased the capacity of its unsecured commercial paper program to $1,000,000,000 from $500,000,000, with the terms of the program otherwise remaining unchanged. The Company had $595,000,000 of commercial paper outstanding as of the date of this release.

Full Year and Second Quarter 2025 Financial Outlook

The Company reaffirms its Full Year EPS, FFO, Core FFO and Same Store outlooks as disclosed in its February 5, 2025 release.

Copyright © 2025 AvalonBay Communities, Inc. All Rights Reserved

For its second quarter and full year 2025 financial outlook, the Company expects the following:

Projected EPS, Projected FFO and Projected Core FFO Outlook (1)
	Q2 2025
	Low	High
Projected EPS	$1.78	$1.88
Projected FFO per share	$2.69	$2.79
Projected Core FFO per share	$2.72	$2.82

(1) See Attachment 11, table 9, for reconciliations of Projected FFO per share and Projected Core FFO per share to Projected EPS.

The following table compares the Company’s actual results for EPS, FFO per share and Core FFO per share for the first quarter 2025 to the mid-point of its second quarter 2025 financial outlook:

Q1 2025 Results Compared to Q2 2025 Outlook
	Per Share
	EPS	FFO	Core FFO
Q1 2025 per share reported results	$1.66	$2.78	$2.83
Same Store Residential revenue	0.03	0.03	0.03
Same Store Residential Opex	(0.06)	(0.06)	(0.06)
Commercial NOI	(0.01)	(0.01)	(0.01)
Development and Other Stabilized Residential NOI	0.01	0.01	0.01
Capital markets activity	(0.02)	(0.02)	(0.02)
Overhead and other	(0.01)	(0.01)	(0.01)
Non-core items (1)	0.02	0.02	—
Gain on sale of real estate and depreciation expense	0.21	—	—
Projected per share - Q2 2025 outlook (2)	$1.83	$2.74	$2.77

(1) For detail of non-core items, see Attachment 11, table 3 and table 9.
(2) Represents the mid-point of the Company's outlook.

Other Matters

The Company will hold a conference call on May 1, 2025 at 1:00 PM ET to review and answer questions about this release, its first quarter 2025 results, the Attachments (described below) and related matters. To participate on the call, dial 877-407-9716.

To hear a replay of the call, which will be available from May 1, 2025 at 6:00 PM ET to June 1, 2025, dial 844-512-2921 and use replay passcode: 13750083. A webcast of the conference call will also be available at https://investors.avalonbay.com, and an online playback of the webcast will be available for at least seven days following the call.

The Company produces Earnings Release Attachments (the "Attachments") that provide detailed information regarding operating, development, redevelopment, disposition and acquisition activity. These Attachments are considered a part of this earnings release and are available in full with this earnings release via the Company's website at https://investors.avalonbay.com. To receive future press releases via e-mail, please submit a request through https://investors.avalonbay.com/news-events/email-alerts.

In addition to the Attachments, the Company is providing a teleconference presentation that will be available on the Company's website at https://investors.avalonbay.com subsequent to this release and before the market opens on May 1, 2025.

About AvalonBay Communities, Inc.

AvalonBay Communities, Inc., a member of the S&P 500, is an equity REIT that develops, redevelops, acquires and manages apartment communities in leading metropolitan areas in New England, the New York/New Jersey Metro area, the Mid-Atlantic, the Pacific Northwest, and Northern and Southern California, as well as in the Company's expansion regions of Raleigh-Durham and Charlotte, North Carolina, Southeast Florida, Dallas and Austin, Texas, and Denver, Colorado. As of March 31, 2025, the Company owned or held a direct or indirect ownership interest in 309 apartment communities containing 94,865 apartment homes in 11 states and the District of Columbia, of which 19 communities were under development. More information may be found on the Company’s website at https://www.avalonbay.com. For additional information, please contact Matthew Grover, Senior Director of Investor Relations, at 703-317-4524.

Forward-Looking Statements

This release, including its Attachments, contains “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. The Company intends such forward-looking statements to be covered by the safe harbor provisions for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995. The Company's forward-looking statements generally use the words “believe,” “expect,” “anticipate,” “intend,” “estimate,” “assume,” “project,” “plan,” “may,” “shall,” “will,” “pursue,” “outlook” and other similar expressions that indicate future events and trends and do not report historical matters. These statements, among other things, address the Company’s intent, belief, forecasts, assumptions or expectations with respect to:
Copyright © 2025 AvalonBay Communities, Inc. All Rights Reserved

development, redevelopment, acquisition or disposition of communities; the timing and cost of completion of communities under development or redevelopment; the timing of lease-up, occupancy and stabilization of communities; the pursuit of land for future development; the anticipated operating performance of communities; cost, yield, revenue, NOI and earnings estimates; the impact of landlord-tenant laws and rent regulations, including rent caps; the Company’s expansion into new regions; declaration or payment of dividends; joint venture activities; the Company’s policies regarding investments, indebtedness, acquisitions, dispositions, financings and other matters; the Company’s qualification as a REIT under the Internal Revenue Code of 1986, as amended; the real estate markets in regions where the Company operates and in general; the availability of debt and equity financing; interest rates, inflation, tariffs and other economic conditions and their potential impacts; trends affecting the Company’s financial condition or results of operations; regulatory changes that may affect the Company; and the impact of legal proceedings.

The Company cannot assure the future results or outcome of the matters described in these statements; rather these statements merely reflect the Company’s current expectations of the outcomes of the matters discussed. The Company does not undertake a duty to update these forward-looking statements, and therefore they may not represent the Company’s estimates and assumptions after the date of this release. You should not rely on forward-looking statements because they involve known and unknown risks, uncertainties and other factors, some of which are beyond the Company’s control. These risks, uncertainties and other factors may cause the Company’s actual results, performance or achievements to differ materially from the anticipated future results, performance or achievements expressed or implied by these forward-looking statements. You should carefully review the discussion under Part I, Item 1A. “Risk Factors” of the Company’s Form 10-K for the year ended December 31, 2024 and Part II, Item 1A. “Risk Factors” in subsequent quarterly reports on Form 10-Q for further discussion of risks associated with forward-looking statements.

Some of the factors that could cause the Company’s actual results, performance or achievements to differ materially from those expressed or implied by these forward-looking statements include, but are not limited to, the following: the Company may fail to secure development opportunities due to an inability to reach agreements with third parties to obtain land at attractive prices or to obtain desired zoning and other local approvals; the Company may abandon or defer development opportunities for a number of reasons, including changes in local market conditions which make development less desirable, increases in costs of development, increases in the cost of capital or lack of capital availability, resulting in losses; construction costs of a community may exceed original estimates; the Company may not complete construction and lease-up of communities under development or redevelopment on schedule, resulting in increased interest costs and construction costs and a decrease in expected rental revenues; occupancy rates and market rents may be adversely affected by competition and local economic and market conditions which are beyond the Company’s control; the Company’s cash flows from operations and access to cost-effective capital may be insufficient for the development of the Company’s pipeline, which could limit the Company’s pursuit of opportunities; an outbreak of disease or other public health event may affect the multifamily industry and general economy; the Company’s cash flows may be insufficient to meet required payments of principal and interest, and the Company may be unable to refinance existing indebtedness or the terms of such refinancing may not be as favorable as the terms of existing indebtedness; the Company may be unsuccessful in its management of joint ventures and the REIT vehicles that are used with certain joint ventures; the Company may experience a casualty loss, natural disaster or severe weather event; new or existing laws and regulations implementing rent control or rent stabilization, or otherwise limiting the Company’s ability to increase rents, charge fees or evict tenants, may impact its revenue or increase costs; the Company’s expectations, estimates and assumptions as of the date of this filing regarding legal proceedings are subject to change; the Company’s assumptions and expectations in its financial outlook may prove to be too optimistic; the possibility that the Company may choose to pay dividends in its stock instead of cash, which may result in stockholders having to pay taxes with respect to such dividends in excess of the cash received, if any; and investments made under the SIP may not be repaid as expected or the development may not be completed on schedule, which could require the Company to engage in litigation, foreclosure actions, and/or first party project completion to recover its investment, which may not be recovered in full or at all in such event.

Definitions and Reconciliations

Non-GAAP financial measures and other capitalized terms, as used in this earnings release, are defined, reconciled and further explained on Attachment 11, Definitions and Reconciliations of Non-GAAP Financial Measures and Other Terms. Attachment 11 is included in the full earnings release available at the Company’s website at https://investors.avalonbay.com.
Copyright © 2025 AvalonBay Communities, Inc. All Rights Reserved

Avalon Bothell Commons
Bothell, WA

kanso

Kanso Milford
Milford, MA

Eaves Pleasanton
Pleasanton, CA

FIRST QUARTER 2025

Supplemental Operating and Financial Data

AvalonBay offers four distinct brands – **Avalon**, **AVA**, **eaves by Avalon and Kanso** - each targeted to different customer segments with unique needs and preferences. This brand strategy helps us reach new customers and better serve our existing residents.

AvalonBay
COMMUNITIES

 FIRST QUARTER 2025

Supplemental Operating and Financial Data

Table of Contents

Company Profile
Condensed Consolidated Operating Information..........................................................................................................	Attachment 1
Condensed Consolidated Balance Sheets....................................................................................................................	Attachment 2
Sequential Operating Information.................................................................................................................................	Attachment 3

Market Profile - Same Store
Quarterly Residential Revenue and Occupancy Changes............................................................................................	Attachment 4
Sequential Quarterly Residential Revenue and Occupancy Changes..........................................................................	Attachment 5
Residential Operating Expenses ("Opex")....................................................................................................................	Attachment 6

Development, Unconsolidated Real Estate Investments and Debt Profile
Expensed Community Maintenance Costs and Capitalized Community Expenditures................................................	Attachment 7
Development Communities...........................................................................................................................................	Attachment 8
Unconsolidated Operating Communities and Structured Investment Program.............................................................	Attachment 9
Debt Structure and Select Debt Metrics........................................................................................................................	Attachment 10

Definitions and Reconciliations
Definitions and Reconciliations of Non-GAAP Financial Measures and Other Terms...................................................	Attachment 11

The following is a "Safe Harbor" Statement under the Private Securities Litigation Reform Act of 1995, Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. The projections and estimates contained in the following attachments, including but not limited to Attachments 8 and 11, contain forward-looking statements that involve risks and uncertainties, and actual results may differ materially from those projected in such statements. Risks associated with the Company's business, including development, redevelopment, construction, and lease-up activities which could impact the forward-looking statements are discussed in the paragraph titled "Forward-Looking Statements" in the release that accompanies, and should be read in conjunction with, these attachments. These and other risks are also described in the Company's filings with the Securities and Exchange Commission, including the Company's Annual Report on Form 10-K for the fiscal year ended December 31, 2024 and the Company's Quarterly Reports on Form 10-Q for subsequent quarters, and could cause actual results to differ materially from such projections and estimates.

Attachment 1
AvalonBay Communities, Inc.
Condensed Consolidated Operating Information (1)
March 31, 2025
(Dollars in thousands, except per share data)
(unaudited)

	Q1	Q1
	2025	2024	% Change
Revenue:
Rental and other income	$744,138	$711,064	4.7%
Management, development and other fees	1,742	1,795	(3.0)%
Total	745,880	712,859	4.6%
Operating expenses:
Direct property operating expenses, excluding property taxes	149,187	138,911	7.4%
Property taxes	81,831	79,780	2.6%
Total community operating expenses	231,018	218,691	5.6%

Property management and other indirect operating expenses	(37,843)	(37,005)	(2.3)%
Expensed transaction, development and other pursuit costs, net of recoveries	(4,744)	(4,245)	(11.8)%
Interest expense, net (2)	(59,864)	(54,766)	(9.3)%
Depreciation expense	(217,888)	(212,269)	(2.6)%
General and administrative expense	(19,780)	(20,331)	2.7%
Casualty loss	—	(2,935)	100.0%
(Loss) income from unconsolidated investments (3)	(999)	7,729	N/A
SIP interest income	6,113	3,118	96.1%
Gain (loss) on sale of communities	56,469	(70)	N/A
Other real estate activity	155	141	9.9%
Income before income taxes	236,481	173,535	36.3%

Income tax benefit	116	22	427.3%
Net income	236,597	173,557	36.3%

Net income attributable to noncontrolling interests	—	(108)	100.0%
Net income attributable to common stockholders	$236,597	$173,449	36.4%

Net income attributable to common stockholders per common share - basic	$1.66	$1.22	36.1%
Net income attributable to common stockholders per common share - diluted	$1.66	$1.22	36.1%

FFO	$396,755	$387,801	2.3%
Per common share - diluted	$2.78	$2.73	1.8%

Core FFO	$403,326	$383,758	5.1%
Per common share - diluted	$2.83	$2.70	4.8%

Dividends declared - common	$249,599	$242,116	3.1%
Per common share	$1.75	$1.70	2.9%

Weighted average common shares and participating securities outstanding - basic	142,380,837	142,179,148	0.1%
Weighted average common shares outstanding - diluted	142,486,558	142,222,755	0.2%
Total outstanding common shares and operating partnership units	142,368,620	142,184,758	0.1%

(1)	See Attachment 11- Definitions and Reconciliations of Non-GAAP Financial Measures and Other Terms, table 3 for detail of non-core items.
(2)	Includes $2,869 and $4,713 of interest income from invested cash for Q1 2025 and Q1 2024, respectively.
(3)	Includes $1,242 for Q1 2025, consisting primarily of net unrealized losses on technology investments and $8,385 for Q1 2024, consisting primarily of net unrealized gains on technology investments.

Attachment 2

AvalonBay Communities, Inc.
Condensed Consolidated Balance Sheets
March 31, 2025
(Dollars in thousands)
(unaudited)

	March 31,	December 31,
	2025	2024

Real estate	$26,955,689	$26,729,928
Less accumulated depreciation	(8,351,624)	(8,164,411)

Net operating real estate	18,604,065	18,565,517
Construction in progress, including land	1,198,280	1,042,673
Land held for development	141,978	151,922
Real estate assets held for sale, net	58,141	6,950

Total real estate, net	20,002,464	19,767,062

Cash and cash equivalents	53,255	108,576
Restricted cash	165,852	158,500
Unconsolidated investments	226,622	227,320
Other assets	767,521	739,279

Total assets	$21,215,714	$21,000,737

Unsecured notes, net	$7,360,607	$7,358,784
Unsecured credit facility and commercial paper, net	224,942	—
Notes payable, net	717,888	718,465
Resident security deposits	62,863	62,829
Other liabilities	933,131	919,567
Total liabilities	9,299,431	9,059,645

Equity	11,916,283	11,941,092

Total liabilities and equity	$21,215,714	$21,000,737

Attachment 3
AvalonBay Communities, Inc.
Sequential Operating Information (1)
March 31, 2025
(Dollars in thousands, except per home data)
(unaudited)

	Total Apartment Homes	Quarter Ended March 31, 2025	Quarter Ended December 31, 2024
Residential Revenue
Same Store	79,388	$693,074	$689,820
Other Stabilized (2)	4,453	29,086	26,578
Development/Redevelopment (3)	7,896	6,466	4,783
Commercial Revenue	N/A	11,778	10,355
Total Revenue	91,737	$740,404	$731,536

Residential Operating Expense
Same Store		$214,758	$214,688
Other Stabilized (2)		9,576	9,068
Development/Redevelopment		3,740	2,624
Commercial Operating Expense		1,745	1,616
Total Operating Expense		$229,819	$227,996

Residential NOI
Same Store		$478,316	$475,132
Other Stabilized (2)		19,510	17,510
Development/Redevelopment		2,726	2,159
Commercial NOI		10,033	8,739
Total NOI		$510,585	$503,540

Same Store Average Revenue per Occupied Home (4)		$3,032	$3,029

Same Store Economic Occupancy		96.0%	95.6%

Same Store Turnover (5)
Current year period / Prior year period		31.4% / 34.3%	34.3% / 37.8%

	SAME STORE LIKE-TERM EFFECTIVE RENT CHANGE
	Q4 2024		Q1 2025	April 2025 (7)
New England	3.5%		2.1%	3.3%
Metro NY/NJ	1.2%		0.6%	2.3%
Mid-Atlantic	2.5%		2.9%	3.9%
Southeast FL	(1.2)%		(0.8)%	(0.2)%
Denver, CO	(1.4)%		(3.1)%	(2.5)%
Pacific NW	1.3%		2.4%	3.2%
N. California	(0.7)%		2.3%	3.0%
S. California	1.1%		1.8%	1.4%
Other Expansion Regions	(5.2)%		(1.9)%	(4.2)%
Total	1.1%	(6)	1.7%	2.3%	(6)

(1)	Includes consolidated communities and excludes communities that have been sold or that are classified as held for sale. See Attachment 11 - Definitions and Reconciliations of Non-GAAP Financial Measures and Other Terms for the definition of capitalized terms.
(2)	Results for these communities prior to January 1, 2025 may reflect operations prior to stabilization, including lease-up, such that occupancy is not stabilized.
(3)	For per home rent projections and Economic Occupancy for Development communities currently under construction, see Attachment 8 - Development Communities.
(4)	Reflects concessions amortized over the average lease term and includes uncollectible lease revenue.
(5)	Turnover is the annualized number of units turned over during the period, divided by the total number of Same Store apartment homes for the respective period, and excludes any third-party managed communities.
(6)	For the three months ended March 31, 2025, New Move-In Like-Term Effective Rent Change was (0.4)% and Renewal Like-Term Effective Rent Change was 3.6%. New Move-In Like-Term Effective Rent Change was 0.5% and Renewal Like-Term Effective Rent Change was 3.9% as of April 25, 2025.
(7)	Rent change percentage for activity in April 2025 through April 25, 2025.

Attachment 4
AvalonBay Communities, Inc.
Quarterly Residential Revenue and Occupancy Changes - Same Store
March 31, 2025
(unaudited)

	Apartment Homes	Average Monthly Revenue Per Occupied Home			Economic Occupancy			Residential Revenue ($000s)(1)

		Q1 25	Q1 24	% Change	Q1 25	Q1 24	% Change	Q1 25	Q1 24	% Change

New England	9,535	$3,399	$3,306	2.8%	96.2%	96.1%	0.1%	$93,500	$90,886	2.9%

Metro NY/NJ
New York City, NY	3,788	4,362	4,188	4.2%	95.9%	96.2%	(0.3)%	47,550	45,801	3.8%
New York - Suburban	3,878	3,773	3,644	3.5%	95.5%	95.3%	0.2%	41,928	40,399	3.8%
New Jersey	5,157	3,380	3,342	1.1%	96.4%	95.5%	0.9%	50,398	49,394	2.0%
Metro NY/NJ	12,823	3,789	3,684	2.9%	96.0%	95.7%	0.3%	139,876	135,594	3.2%

Mid-Atlantic
Washington DC	2,626	2,695	2,599	3.7%	92.6%	91.9%	0.7%	19,666	18,814	4.5%
Northern Virginia	6,821	2,740	2,574	6.4%	96.9%	96.5%	0.4%	54,337	50,825	6.9%
Suburban Maryland	2,595	2,329	2,289	1.7%	96.0%	95.9%	0.1%	17,398	17,083	1.8%
Baltimore, MD	3,154	2,336	2,235	4.5%	94.4%	95.7%	(1.3)%	20,868	20,239	3.1%
Mid-Atlantic	15,196	2,578	2,460	4.8%	95.5%	95.4%	0.1%	112,269	106,961	5.0%

Southeast FL	2,837	2,909	2,879	1.0%	97.3%	97.7%	(0.4)%	24,103	23,954	0.6%

Denver, CO	1,539	2,357	2,290	2.9%	94.8%	95.2%	(0.4)%	10,322	10,066	2.5%

Pacific Northwest	5,109	2,861	2,730	4.8%	96.2%	96.4%	(0.2)%	42,165	40,347	4.5%

Northern California
San Jose, CA	4,727	3,114	3,026	2.9%	96.4%	96.4%	0.0%	42,559	41,372	2.9%
Oakland - East Bay, CA	4,244	2,789	2,754	1.3%	95.9%	95.4%	0.5%	34,052	33,442	1.8%
San Francisco, CA	3,075	3,521	3,441	2.3%	96.5%	96.4%	0.1%	31,343	30,578	2.5%
Northern California	12,046	3,104	3,036	2.2%	96.3%	96.1%	0.2%	107,954	105,392	2.4%

Southern California
Los Angeles, CA	12,000	2,879	2,826	1.9%	95.8%	96.2%	(0.4)%	99,257	97,737	1.6%
Orange County, CA	4,024	3,000	2,895	3.6%	96.1%	96.0%	0.1%	34,791	33,565	3.7%
San Diego, CA	1,767	2,980	2,911	2.4%	96.8%	96.2%	0.6%	15,286	14,848	2.9%
Southern California	17,791	2,917	2,850	2.4%	95.9%	96.1%	(0.2)%	149,334	146,150	2.2%

Other Expansion Regions	2,512	1,885	1,907	(1.2)%	95.4%	93.4%	2.0%	13,551	13,430	0.9%

Total Same Store	79,388	$3,032	$2,946	2.9%	96.0%	95.9%	0.1%	$693,074	$672,780	3.0%
(1) Reflects concessions amortized over the average lease term and includes uncollectible lease revenue. Residential Revenue with Concessions on a Cash Basis for the Company's Same Store portfolio increased by 2.9%. See Attachment 11, table 10.

Attachment 5
AvalonBay Communities, Inc.
Sequential Quarterly Residential Revenue and Occupancy Changes - Same Store
March 31, 2025
(unaudited)

	Apartment Homes	Average Monthly Revenue Per Occupied Home			Economic Occupancy			Residential Revenue ($000s)(1)

		Q1 25	Q4 24	% Change	Q1 25	Q4 24	% Change	Q1 25	Q4 24	% Change

New England	9,535	$3,399	$3,411	(0.4)%	96.2%	96.3%	(0.1)%	$93,500	$93,984	(0.5)%

Metro NY/NJ
New York City, NY	3,788	4,362	4,349	0.3%	95.9%	95.7%	0.2%	47,550	47,325	0.5%
New York - Suburban	3,878	3,773	3,782	(0.2)%	95.5%	95.2%	0.3%	41,928	41,910	0.0%
New Jersey	5,157	3,380	3,435	(1.6)%	96.4%	95.8%	0.6%	50,398	50,897	(1.0)%
Metro NY/NJ	12,823	3,789	3,810	(0.6)%	96.0%	95.6%	0.4%	139,876	140,132	(0.2)%

Mid-Atlantic
Washington DC	2,626	2,695	2,702	(0.3)%	92.6%	92.3%	0.3%	19,666	19,645	0.1%
Northern Virginia	6,821	2,740	2,726	0.5%	96.9%	95.9%	1.0%	54,337	53,496	1.6%
Suburban Maryland	2,595	2,329	2,358	(1.2)%	96.0%	95.1%	0.9%	17,398	17,457	(0.3)%
Baltimore, MD	3,154	2,336	2,305	1.3%	94.4%	94.7%	(0.3)%	20,868	20,650	1.1%
Mid-Atlantic	15,196	2,578	2,572	0.2%	95.5%	94.9%	0.6%	112,269	111,248	0.9%

Southeast FL	2,837	2,909	2,888	0.7%	97.3%	97.5%	(0.2)%	24,103	23,963	0.6%

Denver, CO	1,539	2,357	2,343	0.6%	94.8%	94.3%	0.5%	10,322	10,199	1.2%

Pacific Northwest	5,109	2,861	2,840	0.7%	96.2%	95.8%	0.4%	42,165	41,695	1.1%

Northern California
San Jose, CA	4,727	3,114	3,092	0.7%	96.4%	96.0%	0.4%	42,559	42,072	1.2%
Oakland - East Bay, CA	4,244	2,789	2,802	(0.5)%	95.9%	95.2%	0.7%	34,052	33,983	0.2%
San Francisco, CA	3,075	3,521	3,517	0.1%	96.5%	95.9%	0.6%	31,343	31,106	0.8%
Northern California	12,046	3,104	3,098	0.2%	96.3%	95.7%	0.6%	107,954	107,161	0.7%

Southern California
Los Angeles, CA	12,000	2,879	2,858	0.7%	95.8%	95.6%	0.2%	99,257	98,315	1.0%
Orange County, CA	4,024	3,000	3,002	(0.1)%	96.1%	94.9%	1.2%	34,791	34,392	1.2%
San Diego, CA	1,767	2,980	2,975	0.2%	96.8%	96.6%	0.2%	15,286	15,237	0.3%
Southern California	17,791	2,917	2,902	0.5%	95.9%	95.5%	0.4%	149,334	147,944	0.9%

Other Expansion Regions	2,512	1,885	1,885	0.0%	95.4%	95.0%	0.4%	13,551	13,494	0.4%

Total Same Store	79,388	$3,032	$3,029	0.1%	96.0%	95.6%	0.4%	$693,074	$689,820	0.5%
(1) Reflects concessions amortized over the average lease term and includes uncollectible lease revenue. Residential Revenue with Concessions on a Cash Basis for the Company's Same Store portfolio increased by 0.9%. See Attachment 11, table 10.

Attachment 6
AvalonBay Communities, Inc.
Residential Operating Expenses ("Opex") - Same Store (1)
March 31, 2025
(Dollars in thousands)
(unaudited)

	Q1 2025	Q1 2024	% Change	Q1 2025 % of Total Opex

Property taxes (2)	$75,917	$75,216	0.9%	35.4%
Payroll (3)	40,278	39,938	0.9%	18.8%
Repairs & maintenance (4)	38,275	33,450	14.4%	17.8%
Utilities (5)	30,343	29,111	4.2%	14.1%
Office operations	16,110	16,072	0.2%	7.5%
Insurance (6)	10,083	9,494	6.2%	4.7%
Marketing (7)	3,752	3,208	17.0%	1.7%
Total Same Store Residential Operating Expenses	$214,758	$206,489	4.0%	100.0%

(1)	Same Store operating expenses exclude indirect costs for corporate-level property management and other support-related services.

(2)	Property taxes increased for Q1 2025 over the prior year period due to (i) increased assessments across the portfolio and (ii) the expiration of property tax incentive programs primarily at certain of our properties in New York City, which increased the expense in Q1 2025 by $916 over the prior year period, partially offset by successful tax appeals in excess of prior year appeals and declines in tax rates at certain of our properties.

(3)	Payroll costs increased for Q1 2025 over the prior year period primarily due to increased employee benefit costs, partially offset by decreased wages due to a reduction in on-site associates.

(4)	Repairs and maintenance increased for Q1 2025 over the prior year period due to increased third-party maintenance labor costs, non-routine projects and the continued deployment of smart home technology.

(5)	Utilities increased for Q1 2025 over the prior year period primarily due to increased spend of $2,127 for the continued implementation of the Company’s bulk internet offering, the costs for which are more than offset by the bulk internet revenue, partially offset by a decrease in water, sewer, and electricity costs due to lower consumption.

(6)	Insurance is composed of premiums, expected claims activity and associated reductions from receipt of claims recoveries. The increases for Q1 2025 over the prior year period is due to increased property insurance premiums. Insurance costs can be variable due to the amounts and timing of estimated and actual claim activity and the related recoveries received.

(7)	Marketing increased for Q1 2025 over the prior year period primarily due to an increase in the cost of internet advertising sources.

Attachment 7
AvalonBay Communities, Inc.
Expensed Community Maintenance Costs and Capitalized Community Expenditures
March 31, 2025
(Dollars in thousands, except per home data)
(unaudited)

		Q1 2025 Maintenance Expensed Per Home			Categorization of Q1 2025 Additional Capitalized Value (1)
Current Communities	Apartment Homes (2)	Carpet Replacement	Other Maintenance (3)	Total	Acquisitions, Construction, Redevelopment & Dispositions (4)		NOI Enhancing (5)	Asset Preservation	Full Year 2025 Additional Capitalized Value	NOI Enhancing Per Home	Asset Preservation Per Home

Same Store	79,388	$30	$725	$755	$8,755	(6)	$11,369	$33,754	$53,878	$143	$425
Other Stabilized	4,453	14	528	542	190,711	(7)	853	355	191,919	$192	$80
Development/Redevelopment (8)	7,896	—	78	78	209,361		—	—	209,361	—	—
Dispositions	—	—	—	—	(25,201)		—	—	(25,201)	—	—
Total	91,737	$27	$659	$686	$383,626		$12,222	$34,109	$429,957	N/A	N/A

(1)	Expenditures are capitalized for the acquisition or development of assets or for expenditures that extend the life of existing assets and benefit the Company for periods greater than a year.
(2)	Includes consolidated communities and excludes communities that have been sold or that are classified as held for sale.
(3)	Other maintenance includes maintenance and landscaping costs, as well as maintenance related payroll expense.
(4)	Includes the write-off of impaired assets and additional capitalized expenditures related to recognized casualty losses, if applicable.
(5)
This Attachment excludes capitalized expenditures for the commercial component of communities, which the Company classifies as NOI Enhancing. Same Store and Other Stabilized exclude $542 and $1,493, respectively, related to commercial space.

(6)	Consists primarily of expenditures for communities under redevelopment that have remained in Same Store with stabilized occupancy.
(7)	Represents acquired communities coupled with commitment close-outs and construction true-ups on recently constructed communities.
(8)	Includes communities under construction/reconstruction during the period, including communities where construction/reconstruction is complete.

Other Capitalized Costs
	Interest	Overhead
Q1 2025	$10,479	$12,363
Q4 2024	$10,039	$11,307
Q3 2024	$10,348	$12,996
Q2 2024	$11,207	$12,875

Attachment 8
AvalonBay Communities, Inc.
Development Communities as of March 31, 2025
(unaudited)

Community Information			Number	Total	Actual/Projected Schedule				Avg	%	%	%	%
			of	Capital				Full Qtr	Monthly	Complete	Leased	Occupied	Economic
			Apt	Cost		Initial		Stabilized	Revenue				Occ.
Development Name		Location	Homes	(millions)	Start	Occupancy	Complete	Ops	Per Home	As of April 17th, 2025			Q1 '25

	Communities Under Construction:
1.	Avalon West Windsor (1)	West Windsor, NJ	535	$210	Q2 2022	Q2 2025	Q2 2026	Q4 2026	$3,040	—	1%	—	—
2.	Avalon Annapolis	Annapolis, MD	508	199	Q3 2022	Q3 2024	Q3 2025	Q2 2026	2,860	62%	35%	30%	22%
3.	Avalon Lake Norman (2)	Mooresville, NC	345	101	Q1 2023	Q2 2025	Q1 2026	Q3 2026	1,945	—	—	—	—
4.	Avalon Hunt Valley West	Hunt Valley, MD	322	107	Q2 2023	Q1 2025	Q1 2026	Q3 2026	2,595	20%	21%	8%	3%
5.	Avalon South Miami (1)	South Miami, FL	290	186	Q3 2023	Q3 2025	Q1 2026	Q3 2026	4,535	—	—	—	—
6.	Avalon Princeton on Harrison	Princeton, NJ	200	82	Q3 2023	Q1 2025	Q2 2025	Q1 2026	3,295	80%	29%	22%	5%
7.	Avalon Wayne	Wayne, NJ	473	171	Q4 2023	Q2 2025	Q3 2026	Q1 2027	3,210	—	—	—	—
8.	Avalon Parsippany	Parsippany, NJ	410	147	Q4 2023	Q3 2025	Q2 2026	Q4 2026	2,990	—	—	—	—
9.	Avalon Pleasanton I	Pleasanton, CA	82	58	Q2 2024	Q3 2025	Q4 2025	Q1 2026	4,245	—	—	—	—
10.	Avalon Roseland II	Roseland, NJ	533	199	Q2 2024	Q4 2025	Q4 2026	Q2 2027	3,135	—	—	—	—
11.	Avalon Quincy Adams	Quincy, MA	288	124	Q2 2024	Q1 2026	Q3 2026	Q2 2027	3,250	—	—	—	—
12.	Avalon Tech Ridge I	Austin, TX	444	120	Q3 2024	Q1 2026	Q1 2027	Q3 2027	2,145	—	—	—	—
13.	Avalon Carmel (2)	Charlotte, NC	360	123	Q3 2024	Q2 2026	Q3 2026	Q3 2027	2,405	—	—	—	—
14.	Avalon Plano (2)	Plano, TX	155	58	Q3 2024	Q2 2026	Q2 2027	Q4 2027	2,950	—	—	—	—
15.	Avalon Oakridge I	Durham, NC	459	149	Q3 2024	Q4 2026	Q4 2027	Q2 2028	2,325	—	—	—	—
16.	AVA Brewer's Hill	Baltimore, MD	418	134	Q4 2024	Q4 2026	Q3 2027	Q1 2028	2,650	—	—	—	—
17.	Kanso Hillcrest	San Diego, CA	182	85	Q4 2024	Q1 2027	Q2 2027	Q4 2027	3,245	—	—	—	—
18.	Avalon Parker	Parker, CO	312	122	Q1 2025	Q3 2026	Q2 2027	Q1 2028	2,670	—	—	—	—
19.	Avalon North Palm Beach (1)	Lake Park, FL	279	118	Q1 2025	Q1 2027	Q3 2027	Q1 2028	3,290	—	—	—	—
	Total / Weighted Average Under Construction		6,595	$2,493					$2,890

	Total/Weighted Average Under Construction and Completed this quarter		6,595	$2,493					$2,890

	Total Weighted Average Projected NOI as a % of Total Capital Cost			6.3%

Asset Cost Basis (millions) (3):
	Total Capital Cost, under construction and completed			$2,993
	Total Capital Cost, disbursed to date			(1,670)
	Total Capital Cost, remaining to invest			$1,323

(1)	Developments containing at least 10,000 square feet of commercial space include Avalon West Windsor (19,000 sf), Avalon South Miami (32,000 sf), and Avalon North Palm Beach (10,000 sf).

(2)	Communities being developed through the Developer Funding Program, which utilizes third-party multifamily developers to source and construct communities which the Company owns and operates.

(3)	Includes the communities presented and four additional communities with 1,301 apartment homes representing $500 million in Total Capital Costs which have completed construction but not yet achieved Stabilized Operations for the full quarter. Q1 2025 NOI for these 23 communities was $3 million.

Attachment 9
AvalonBay Communities, Inc.
Unconsolidated Operating Communities and Structured Investment Program
March 31, 2025
(Dollars in thousands)
(unaudited)

Unconsolidated Operating Communities
				NOI (1)(2)	Debt
		AVB	Apartment	Q1	Principal	Interest
Venture	Communities	Ownership	Homes	2025	Amount (1)	Rate (3)

NYTA MF Investors, LLC	5	20.0%	1,301	$9,989	$394,734	3.88%
Avalon at Mission Bay II	1	25.0%	313	2,207	103,000	3.24%
The Brandywine	1	28.6%	305	1,000	18,191	3.40%
Avalon Alderwood Place	1	50.0%	328	1,691	—	—%
AVA Arts District	1	25.0%	475	2,418	157,434	6.91%
Total Unconsolidated Operating Communities	9		2,722	$17,305	$673,359	4.48%

(1)NOI and debt principal amount are presented at 100% ownership.
(2)NOI excludes property management fees as the Company serves as the property management company for all ventures except The Brandywine.
(3)Represents the weighted average interest rate as of March 31, 2025.

Structured Investment Program
Year of Commitment	Number of Commitments (1)	Commitments	Weighted Average Initial Quarter of Maturity (2)
2022	3	$92,375	Q2 2026
2023	4	99,210	Q3 2027
2025	1	20,000	Q1 2028
Total	8	$211,585	Q1 2027
(1)Consists of investments with a weighted average return of 11.6% based on total commitments. The Company has funded $199,109 of these commitments as of March 31, 2025.
(2)Excludes the impact of extension options which typically allow the borrower to extend the maturity of their loan by up to two years from the initial maturity.

Attachment 10
AvalonBay Communities, Inc.
Debt Structure and Select Debt Metrics
March 31, 2025
(Dollars in thousands)
(unaudited)

DEBT COMPOSITION AND MATURITIES

		Average Interest Rate (1)	Principal Amortization Payments and Maturities (2)
Debt Composition	Amount		Year	Secured notes amortization and maturities	Unsecured notes maturities	Total

Secured notes			2025	$10,195	$825,000	$835,195
Fixed rate	$333,209	3.9%	2026	11,811	775,000	786,811
Variable rate	400,050	4.5%	2027	250,159	400,000	650,159
Subtotal, secured notes	733,259	4.2%	2028	19,002	850,000	869,002
			2029	131,561	450,000	581,561
Unsecured notes			2030	9,000	700,000	709,000
Fixed rate	7,400,000	3.4%	2031	9,600	600,000	609,600
Subtotal, unsecured notes	7,400,000	3.4%	2032	10,400	700,000	710,400
			2033	11,900	750,000	761,900
Variable rate facility (3)	—	—%	2034	12,800	400,000	412,800
Commercial paper (3)	225,000	4.6%	Thereafter	256,831	950,000	1,206,831
Total Debt	$8,358,259	3.5%		$733,259	$7,400,000	$8,133,259

SELECT DEBT METRICS

Q1 2025 Net Debt-to-Core EBITDAre (4)	4.3x	Q1 2025 Interest Coverage (4)	7.5x	Q1 2025 Unencumbered NOI (4)	95%	Weighted avg years to maturity of total debt (2)	6.8

DEBT COVENANT COMPLIANCE

Unsecured Line of Credit Covenants	March 31, 2025	Requirement

Total Outstanding Indebtedness to Capitalization Value (5)	24.8%	<	65%
Combined EBITDA to Combined Debt Service	6.39x	>	1.50x
Unsecured Indebtedness to Unencumbered Asset Value	23.6%	<	65%
Secured Indebtedness to Capitalization Value (5)	2.5%	<	40%

Unsecured Senior Notes Covenants (6)	March 31, 2025	Requirement

Total Outstanding Indebtedness to Total Assets (7)	29.5%	<	65%
Secured Indebtedness to Total Assets (7)	2.6%	<	40%
Unencumbered Assets to Unsecured Indebtedness	349.3%	>	150%
Consolidated Income Available for Debt Service to the Annual Service Charge	7.36x	>	1.50x

(1)
Rates are as of March 31, 2025 and, for secured and unsecured notes, include costs of financing such as credit enhancement fees, trustees' fees, the impact of interest rate hedges and mark-to-market adjustments.

(2)	Excludes the Company's (i) Credit Facility, (ii) commercial paper and (iii) any associated issuance discount, mark-to-market discounts and deferred financing costs, if applicable.
(3)
Represents amounts outstanding at March 31, 2025 under the Company's (i) Credit Facility and (ii) unsecured commercial paper program, which is backstopped by, and reduces the borrowing capacity of, the Credit Facility.

(4)	See Attachment 11 - Definitions and Reconciliations of Non-GAAP Financial Measures and Other Terms.
(5)
Capitalization Value represents the Company’s Combined EBITDA for operating communities that the Company has owned for at least 12 months as of March 31, 2025, capitalized at a rate of 5.75% per annum, plus the book value of Development communities and real estate communities acquired. For discussion of other defined terms, see "Debt Covenant Compliance" in Attachment 11 - Definitions and Reconciliations of Non-GAAP Financial Measures and Other Terms.

(6)
The information about the Company’s unsecured senior notes covenants shows compliance with selected covenants under the Company’s 1998 Indenture, under which debt securities are outstanding with maturity dates through 2047, subject to prepayment or redemption at the Company’s election. See “Debt Covenant Compliance” in Attachment 11 - Definitions and Reconciliations of Non-GAAP Financial Measures and Other Terms. Different covenants apply to debt securities outstanding under the Company’s 2018 Indenture and 2024 Indenture.

(7)
Total Assets represents the sum of the Company's undepreciated real estate assets and other assets, excluding accounts receivable. See "Debt Covenant Compliance" in Attachment 11 - Definitions and Reconciliations of Non-GAAP Financial Measures and Other Terms.

Attachment 11
AvalonBay Communities, Inc.
Definitions and Reconciliations of Non-GAAP Financial Measures and Other Terms
March 31, 2025
(unaudited)

This release, including its attachments, contains certain non-GAAP financial measures and other terms. The definitions and calculations of these non-GAAP financial measures and other terms may differ from the definitions and methodologies used by other REITs and, accordingly, may not be comparable. The non-GAAP financial measures referred to below should not be considered an alternative to net income as an indication of our performance. In addition, these non-GAAP financial measures do not represent cash generated from operating activities in accordance with GAAP and therefore should not be considered as an alternative measure of liquidity or as indicative of cash available to fund cash needs.

Asset Preservation Capex represents capital expenditures that the Company does not expect will directly result in increased revenue or expense savings.

Average Monthly Revenue per Home, as calculated for certain Development communities in lease-up, reflects management’s projected stabilized rents net of estimated stabilized concessions, including estimated stabilized other revenue and excluding projected commercial revenue. Projected stabilized rents are based on one or more of the following: (i) actual average leased rents on apartments leased through quarter end, (ii) projected rollover rents on apartments leased through quarter end where the lease term expires within the first twelve months of Stabilized Operations and (iii) Market Rents on unleased homes.

Average Monthly Revenue per Occupied Home is calculated by the Company as Residential revenue in accordance with GAAP, divided by the weighted average number of occupied apartment homes.

Commercial represents results attributable to the non-apartment components of the Company's mixed-use communities and other non-residential operations.

Debt Covenant Compliance ratios for the Unsecured Line of Credit Covenants show the Company's compliance with selected covenants provided in the Company’s Sixth Amended and Restated Revolving Loan Agreement dated as of September 27, 2022 which has been filed as an exhibit to the Company’s SEC reports. The ratios for the Unsecured Senior Notes Covenants show only the Company's compliance with selected covenants provided in the Company’s Indenture dated as of January 16, 1998, as supplemented by the First Supplemental Indenture dated as of January 20, 1998, Second Supplemental Indenture dated as of July 7, 1998, Amended and Restated Third Supplemental Indenture dated as of July 20, 2000, Fourth Supplemental Indenture dated as of September 18, 2006 and Fifth Supplemental Indenture dated as of November 21, 2014 (collectively, the “1998 Indenture"), which have been filed as exhibits to the Company’s SEC reports. Different covenants apply to debt securities outstanding under the Company’s Indenture dated as of February 23, 2018, as supplemented by the First Supplemental Indenture dated as of March 26, 2018 and the Second Supplemental Indenture dated as of May 29, 2018 (collectively the “2018 Indenture”), and under the Company's Indenture dated as of February 23, 2024, as supplemented by the First Supplemental Indenture dated as of May 14, 2024 (collectively the "2024 Indenture"), which have been filed as exhibits to the Company's SEC reports. Compliance with selected covenants under the 2018 Indenture and 2024 Indenture are excluded from the presentation of Debt Covenant Compliance in this release.

The Debt Covenant Compliance ratios are provided only to show the Company’s compliance with certain covenants contained in the 1998 Indenture which are more restrictive than the 2018 Indenture and 2024 Indenture and in the Company’s Credit Facility, as of the date reported. These ratios should not be used for any other purpose, including without limitation to evaluate the Company’s financial condition or results of operations, nor do they indicate the Company’s covenant compliance as of any other date or for any other period. The capitalized terms in the disclosure are defined in the Indenture or the Credit Facility, and may differ materially from similar terms (i) used elsewhere in this release and the Attachments and (ii) used by other companies that present information about their covenant compliance. For risks related to failure to comply with these covenants, see “Risk Factors – Risks related to indebtedness” and other risks discussed in the Company’s 2024 Annual Report on Form 10-K and the Company’s other reports filed with the SEC.

Development is composed of consolidated communities that are either currently under construction, or were under construction and were completed during the current year. These communities may be partially or fully complete and operating.

DownREIT Units means units representing limited partnership interests in the "downREIT" partnership that acquired the Dallas-Fort Worth assets. Each DownREIT Unit will be entitled to receive quarterly distributions at the same rate as quarterly dividends on a share of the Company’s common stock (pro rated for the time outstanding during the first quarter of issuance). Following the one-year anniversary of the closing date, each holder of a DownREIT Unit will have the right to initiate a transaction in which each DownREIT Unit may be redeemed for a cash amount related to the then-current trading price of one share of the Company’s common stock or, at the Company’s election, one share of the Company’s common stock.

Attachment 11
EBITDA, EBITDAre and Core EBITDAre are considered by management to be supplemental measures of our financial performance. EBITDA is defined by the Company as net income or loss computed in accordance with GAAP before interest expense, income taxes, depreciation and amortization. EBITDAre is calculated by the Company in accordance with the definition adopted by the Board of Governors of the National Association of Real Estate Investment Trusts (“Nareit”), as EBITDA plus or minus losses and gains on the disposition of depreciated property, plus impairment write-downs of depreciated property, with adjustments to reflect the Company's share of EBITDAre of unconsolidated entities. Core EBITDAre is the Company’s EBITDAre as adjusted for non-core items outlined in the table below. By further adjusting for items that are not considered part of the Company’s core business operations, Core EBITDAre can help one compare the core operating and financial performance of the Company between periods. A reconciliation of EBITDA, EBITDAre and Core EBITDAre to net income is as follows (dollars in thousands):

TABLE 1
Q1
2025
Net income	$236,597
Interest expense and loss on extinguishment of debt	62,714
Income tax benefit	(116)
Depreciation expense	217,888
EBITDA	$517,083

Gain on sale of communities	(56,469)
Unconsolidated entity EBITDAre adjustments (1)	3,988
EBITDAre	$464,602

Unconsolidated entity losses, net	1,242
Structured Investment Program loan reserve	17
Hedge accounting activity	19
Severance related costs	176
Expensed transaction, development and other pursuit costs, net of recoveries	3,888
Other real estate activity	(133)
Legal settlements and costs	1,478
Core EBITDAre	$471,289

(1) Includes joint venture interest, taxes, depreciation, gain on dispositions of depreciated real estate and impairment losses, if applicable, included in net income.

Economic Gain is calculated by the Company as the gain on sale in accordance with GAAP, less accumulated depreciation through the date of sale and any other adjustments that may be required under GAAP accounting. Management generally considers Economic Gain to be an appropriate supplemental measure to gain on sale in accordance with GAAP because it helps investors to understand the relationship between the cash proceeds from a sale and the cash invested in the sold community. The Economic Gain for disposed communities is based on their respective final settlement statements. A reconciliation of the aggregate Economic Gain to the aggregate gain on sale in accordance with GAAP for the wholly-owned communities disposed of during the three months ended March 31, 2025 is as follows (dollars in thousands):

TABLE 2
Q1 2025
Gain on sale in accordance with GAAP	$56,476

Accumulated Depreciation and Other	(18,310)

Economic Gain	$38,166

Economic Occupancy is defined as total possible Residential revenue less vacancy loss as a percentage of total possible Residential revenue. Total possible Residential revenue (also known as “gross potential”) is determined by valuing occupied units at contract rates and vacant units at Market Rents. Vacancy loss is determined by valuing vacant units at current Market Rents. By measuring vacant apartments at their Market Rents, Economic Occupancy takes into account the fact that apartment homes of different sizes and locations within a community have different economic impacts on a community’s gross revenue.

Attachment 11
FFO and Core FFO are generally considered by management to be appropriate supplemental measures of our operating and financial performance. FFO is calculated by the Company in accordance with the definition adopted by Nareit. FFO is calculated by the Company as Net income or loss attributable to common stockholders computed in accordance with GAAP, adjusted for gains or losses on sales of previously depreciated operating communities, cumulative effect of a change in accounting principle, impairment write-downs of depreciable real estate assets, write-downs of investments in affiliates due to a decrease in the value of depreciable real estate assets held by those affiliates and depreciation of real estate assets, including similar adjustments for unconsolidated partnerships and joint ventures, including those from a change in control. FFO can help one compare the operating and financial performance of a real estate company between periods or as compared to different companies because adjustments such as (i) gains or losses on sales of previously depreciated property or (ii) real estate depreciation may impact comparability between companies as the amount and timing of these or similar items can vary among owners of identical assets in similar condition based on historical cost accounting and useful life estimates. Core FFO is the Company's FFO as adjusted for non-core items outlined in the table below. By further adjusting for items that we do not consider to be part of our core business operations, Core FFO can help with the comparison of core operating performance of the Company between periods. A reconciliation of Net income attributable to common stockholders to FFO and to Core FFO is as follows (dollars in thousands):

TABLE 3
	Q1	Q1
	2025	2024
Net income attributable to common stockholders	$236,597	$173,449
Depreciation - real estate assets, including joint venture adjustments	216,627	211,347
(Gain) loss on sale of previously depreciated real estate	(56,469)	70
Casualty loss on real estate	—	2,935
FFO attributable to common stockholders	396,755	387,801

Adjusting items:
Unconsolidated entity losses (gains), net (1)	1,242	(8,385)
Structured Investment Program loan reserve (2)	17	58
Hedge accounting activity	19	39
Advocacy contributions	—	75
Executive transition compensation costs	—	104
Severance related costs	176	211
Expensed transaction, development and other pursuit costs, net of recoveries (3)	3,888	3,134
Other real estate activity (4)	(133)	(121)
Legal settlements and costs (5)	1,478	864
Income tax benefit	(116)	(22)
Core FFO attributable to common stockholders	$403,326	$383,758

Weighted average common shares outstanding - diluted	142,486,558	142,222,755

Earnings per common share - diluted	$1.66	$1.22
FFO per common share - diluted	$2.78	$2.73
Core FFO per common share - diluted	$2.83	$2.70

(1) Amounts for Q1 2025 consist primarily of net unrealized losses on technology investments and amounts for Q1 2024 consist primarily of unrealized gains on technology investments.
(2) Changes are the expected credit losses associated with the Company's lending commitments primarily under its SIP. The timing and amount of any actual losses that will be incurred, if any, is to be determined.
(3) Amount for Q1 2025 includes a write-off of $3,668 for one development opportunity that the Company determined is no longer probable. Amount for Q1 2024 includes a write-off of $1,600 for one development opportunity that the Company determined is no longer probable.
(4) Comprised of gains on sale of non-operating real estate, as well as the imputed carry cost of for-sale residential condominiums at The Park Loggia. We compute this adjustment by multiplying the total capitalized cost of the unsold for-sale residential condominiums by our weighted average unsecured debt effective interest rate.
(5) Amounts for Q1 2025 and Q1 2024 include legal costs and/or payments/receipts associated with legal settlements, as well as costs associated with various litigation matters.

Interest Coverage is calculated by the Company as Core EBITDAre divided by interest expense. Interest Coverage is presented by the Company because it provides rating agencies and investors an additional means of comparing our ability to service debt obligations to that of other companies. A calculation of Interest Coverage for the three months ended March 31, 2025 is as follows (dollars in thousands):

Attachment 11

TABLE 4

Core EBITDAre (1)	$471,289

Interest expense (2)	$62,714

Interest Coverage	7.5 times

(1) For additional detail, see Attachment 11 - Definitions and Reconciliations of Non-GAAP Financial Measures and Other Terms, table 1.
(2) Excludes the impact of non-core hedge accounting activity.

Like-Term Effective Rent Change for an individual apartment home represents the percentage change in effective rent between two leases of the same lease term category for the same apartment. The Company defines effective rent as the contractual rent for an apartment less amortized concessions and discounts. Like-Term Effective Rent Change with respect to multiple apartment homes represents an average. New Move-In Like-Term Effective Rent Change is the change in effective rent between the contractual rent for a resident who moves out of an apartment, and the contractual rent for a resident who moves into the same apartment with the same lease term category. Renewal Like-Term Effective Rent Change is the change in effective rent between two consecutive leases of the same lease term category for the same resident occupying the same apartment.

Market Cap Rate is defined by the Company as Projected NOI of a single community for the first 12 months of operations (assuming no repositioning), less an estimate of typical capital expenditure allowance per apartment home, divided by the gross sales price for the community. Projected NOI, as referred to above, represents management’s estimate of projected rental revenue minus projected operating expenses before interest, income taxes (if any), depreciation and amortization. For this purpose, management’s projection of operating expenses for the community includes a management fee of 2.5% and an estimate of typical market costs for insurance, payroll and other operating expenses for which the Company may have proprietary advantages not available to a typical buyer. The Market Cap Rate, which may be determined in a different manner by others, is a measure frequently used in the real estate industry when determining the appropriate purchase price for a property or estimating the value for a property. Buyers may assign different Market Cap Rates to different communities when determining the appropriate value because they (i) may project different rates of change in operating expenses and capital expenditure estimates and (ii) may project different rates of change in future rental revenue due to different estimates for changes in rent and occupancy levels. The weighted average Market Cap Rate is weighted based on the gross sales price of each community.

Market Rents as reported by the Company are based on the current market rates set by the Company based on its experience in renting apartments and publicly available market data. Market Rents for a period are based on the average Market Rents during that period and do not reflect any impact for cash concessions.

Net Debt-to-Core EBITDAre is calculated by the Company as total debt (secured and unsecured notes, and the Company's Credit Facility and commercial paper program) that is consolidated for financial reporting purposes, less consolidated cash and restricted cash, divided by annualized first quarter 2025 Core EBITDAre. A calculation of Net Debt-to-Core EBITDAre is as follows (dollars in thousands):

TABLE 5

Total debt principal (1)	$8,358,259
Cash and cash equivalents and restricted cash	(181,383)
Net debt	$8,176,876

Core EBITDAre (2)	$471,289

Core EBITDAre, annualized	$1,885,156

Net Debt-to-Core EBITDAre	4.3 times

(1) Balance at March 31, 2025 excludes $39,393 of debt discount and deferred financing costs as reflected in unsecured notes, net, $15,371 of debt discount and deferred financing costs as reflected in notes payable, net, and $58 of commercial paper discount as reflected in unsecured credit facility and commercial paper, net on the Condensed Consolidated Balance Sheets.

(2) For additional detail, see Attachment 11 - Definitions and Reconciliations of Non-GAAP Financial Measures and Other Terms, table 1.

Attachment 11
NOI is defined by the Company as total property revenue less direct property operating expenses (including property taxes), and excluding corporate-level income (including management, development and other fees), property management and other indirect operating expenses, net of corporate income, expensed transaction, development and other pursuit costs, net of recoveries, interest expense, net, loss on extinguishment of debt, net, general and administrative expense, income from unconsolidated investments, depreciation expense, income tax (benefit) expense, casualty loss, (gain) loss on sale of communities, other real estate activity and net operating income from real estate assets sold or held for sale. The Company considers NOI to be an important and appropriate supplemental performance measure to net income because it helps both investors and management to understand the core operations of a community or communities prior to the allocation of any corporate-level property management overhead or financing-related costs. NOI reflects the operating performance of a community and allows for an easier comparison of the operating performance of individual assets or groups of assets. In addition, because prospective buyers of real estate have different financing and overhead structures, with varying marginal impact to overhead as a result of acquiring real estate, NOI is considered by many in the real estate industry to be a useful measure for determining the value of a real estate asset or group of assets.

Residential NOI represents results attributable to the Company's apartment rental operations, including parking and other ancillary Residential revenue. Reconciliations of NOI and Residential NOI to net income, as well as a breakdown of Residential NOI by operating segment, are as follows (dollars in thousands):

TABLE 6
	Q1	Q1	Q4
	2025	2024	2024
Net income	$236,597	$173,557	$282,092
Property management and other indirect operating expenses, net of corporate income	36,100	35,204	49,688
Expensed transaction, development and other pursuit costs, net of recoveries	4,744	4,245	11,106
Interest expense, net	59,864	54,766	58,976
General and administrative expense	19,780	20,331	17,691
Loss (income) from unconsolidated investments	999	(7,729)	1,614
SIP interest income	(6,113)	(3,118)	(5,907)
Depreciation expense	217,888	212,269	215,539
Income tax benefit	(116)	(22)	(253)
Casualty loss	—	2,935	—
(Gain) loss on sale of communities	(56,469)	70	(121,841)
Other real estate activity	(155)	(141)	(117)
NOI from real estate assets sold or held for sale	(2,534)	(13,246)	(5,048)
NOI	510,585	479,121	503,540

Commercial NOI	(10,033)	(7,731)	(8,739)
Residential NOI	$500,552	$471,390	$494,801

Residential NOI
Same Store:
New England	$62,694	$61,490	$63,917
Metro NY/NJ	94,769	93,118	95,914
Mid-Atlantic	78,217	74,881	76,855
Southeast FL	17,089	15,491	15,125
Denver, CO	7,461	7,353	7,430
Pacific NW	30,427	28,623	29,640
N. California	76,323	74,699	75,159
S. California	103,415	102,586	103,236
Other Expansion Regions	7,921	8,050	7,856
Total Same Store	478,316	466,291	475,132
Other Stabilized	19,510	5,107	17,510
Development/Redevelopment	2,726	(8)	2,159
Residential NOI	$500,552	$471,390	$494,801

NOI as reported by the Company does not include the operating results from assets sold or classified as held for sale. A reconciliation of NOI from communities sold or classified as held for sale is as follows (dollars in thousands):

Attachment 11

TABLE 7
	Q1	Q1	Q4
	2025	2024	2024

Revenue from real estate assets sold or held for sale	$3,733	$19,496	$7,268
Operating expenses from real estate assets sold or held for sale	(1,199)	(6,250)	(2,220)
NOI from real estate assets sold or held for sale	$2,534	$13,246	$5,048

Commercial NOI is composed of the following components (in thousands):

TABLE 8
	Q1	Q1	Q4
	2025	2024	2024

Commercial Revenue	$11,778	$9,528	$10,355
Commercial Operating Expenses	(1,745)	(1,797)	(1,616)
Commercial NOI	$10,033	$7,731	$8,739

NOI Enhancing Capex represents capital expenditures that the Company expects will directly result in increased revenue or expense savings, and excludes any capital expenditures for redevelopment.

Other Stabilized is composed of completed consolidated communities that the Company owns, which have Stabilized Operations as of January 1, 2025, or which were acquired subsequent to January 1, 2024. Other Stabilized excludes communities that are conducting or are probable to conduct substantial redevelopment activities.

Projected FFO and Projected Core FFO, as provided within this release in the Company’s outlook, are calculated on a basis consistent with historical FFO and Core FFO, and are therefore considered to be appropriate supplemental measures to projected net income from projected operating performance. A reconciliation of the ranges provided for Projected FFO per share (diluted) for the second quarter to the ranges provided for projected EPS (diluted) and corresponding reconciliation of the ranges for Projected FFO per share to the ranges for Projected Core FFO per share are as follows:

TABLE 9
	Low Range	High Range
Projected EPS (diluted) - Q2 2025	$1.78	$1.88
Depreciation (real estate related)	1.60	1.60
Gain on sale of communities	(0.69)	(0.69)
Projected FFO per share (diluted) - Q2 2025	2.69	2.79
Expensed transaction, development and other pursuit costs, net of recoveries	0.01	0.01
Legal settlements and costs	0.01	0.01
Other	0.01	0.01
Projected Core FFO per share (diluted) - Q2 2025	$2.72	$2.82

Attachment 11
Projected NOI, as used within this release for certain Development communities and in calculating the Market Cap Rate for dispositions, represents management’s estimate, as of the date of this release (or as of the date of the buyer’s valuation in the case of dispositions), of projected stabilized rental revenue minus projected stabilized operating expenses. For Development communities, Projected NOI is calculated based on the first twelve months of Stabilized Operations following the completion of construction. In calculating the Market Cap Rate, Projected NOI for dispositions is calculated for the first twelve months following the date of the buyer’s valuation. Projected stabilized rental revenue represents management’s estimate of projected gross potential minus projected stabilized economic vacancy and adjusted for projected stabilized concessions plus projected stabilized other rental revenue. Projected stabilized operating expenses do not include interest, income taxes (if any), depreciation or amortization, or any allocation of corporate-level property management overhead or general and administrative costs. In addition, projected stabilized operating expenses for Development communities do not include property management fee expense. Projected gross potential for Development communities and dispositions is generally based on leased rents for occupied homes and management’s best estimate of rental levels for homes which are currently unleased, as well as those homes which will become available for lease during the twelve-month forward period used to develop Projected NOI. The weighted average Projected NOI as a percentage of Total Capital Cost is weighted based on the Company’s share of the Total Capital Cost of each community, based on its percentage ownership.

Management believes that Projected NOI of the Development communities, on an aggregated weighted average basis, assists investors in understanding management's estimate of the likely impact on operations of the Development communities when the assets are complete and achieve stabilized occupancy (before allocation of any corporate-level property management overhead, general and administrative costs or interest expense). However, in this release the Company has not given a projection of NOI on a company-wide basis. Given the different dates and fiscal years for which NOI is projected for these communities, the projected allocation of corporate-level property management overhead, general and administrative costs and interest expense to communities under development is complex, impractical to develop, and may not be meaningful. Projected NOI of these communities is not a projection of the Company's overall financial performance or cash flow. There can be no assurance that the communities under development will achieve the Projected NOI as described in this release.

Redevelopment is composed of consolidated communities where substantial redevelopment is in progress or is probable to begin during the current year. Redevelopment is considered substantial when (i) capital invested during the reconstruction effort is expected to exceed the lesser of $5,000,000 or 10% of the community’s pre-redevelopment basis and (ii) physical occupancy is below or is expected to be below 90% during or as a result of the redevelopment activity.

Residential represents results attributable to the Company's apartment rental operations, including parking and other ancillary Residential revenue.

Residential Revenue with Concessions on a Cash Basis is considered by the Company to be a supplemental measure to Residential revenue in conformity with GAAP to help investors evaluate the impact of both current and historical concessions on GAAP-based Residential revenue and to more readily enable comparisons to revenue as reported by other companies. In addition, Residential Revenue with Concessions on a Cash Basis allows an investor to understand the historical trend in cash concessions.

A reconciliation of Same Store Residential revenue in conformity with GAAP to Residential Revenue with Concessions on a Cash Basis is as follows (dollars in thousands):

TABLE 10
	Q1	Q1	Q4
	2025	2024	2024
Residential revenue (GAAP basis)	$693,074	$672,780	$689,820
Residential concessions amortized	4,667	4,544	4,338
Residential concessions granted	(4,312)	(3,423)	(6,773)

Residential Revenue with Concessions on a Cash Basis	$693,429	$673,901	$687,385

		Q1 2025 vs. Q1 2024	Q1 2025 vs. Q4 2024

% change -- GAAP revenue		3.0%	0.5%

% change -- cash revenue		2.9%	0.9%

Attachment 11
Same Store is composed of consolidated communities where a comparison of operating results from the prior year to the current year is meaningful as these communities were owned and had Stabilized Operations, as defined below, as of the beginning of the respective prior year period. Therefore, for 2025 operating results, Same Store is composed of consolidated communities that have Stabilized Operations as of January 1, 2024, are not conducting or are not probable to conduct substantial redevelopment activities and are not held for sale or probable for disposition within the current year.

Stabilized Operations is defined as operations of a community that occur after the earlier of (i) attainment of 90% physical occupancy or (ii) the one-year anniversary of completion of development or redevelopment.

Total Capital Cost includes all capitalized costs projected to be or actually incurred to develop the respective Development or Redevelopment community, including land acquisition costs, construction costs, real estate taxes, capitalized interest and loan fees, permits, professional fees, allocated development overhead and other regulatory fees and a contingency estimate, offset by proceeds from the sale of any associated land or improvements, all as determined in accordance with GAAP. Total Capital Cost also includes costs incurred related to first generation commercial tenants, such as tenant improvements and leasing commissions. For Redevelopment communities, Total Capital Cost excludes costs incurred prior to the start of redevelopment when indicated. With respect to communities where development or redevelopment was completed in a prior period or the current period, Total Capital Cost reflects the actual cost incurred, plus any contingency estimate made by management. Total Capital Cost for communities identified as having joint venture ownership, either during construction or upon construction completion, represents the total projected joint venture contribution amount. For joint ventures not in construction, Total Capital Cost is equal to gross real estate cost.

Uncollectible lease revenue

The following table provides uncollectible Residential lease revenue as a percentage of total Residential revenue, including the benefit of any rent relief. Government rent relief reduces the amount of uncollectible Residential lease revenue. The Company expects the amount of rent relief recognized to continue to decline in 2025 absent funding from various government entities.

TABLE 11
	Same Store Uncollectible Residential Lease Revenue
	Q1	Q1	Q4	Q3
	2025	2024	2024	2024
New England	0.9%	0.9%	0.6%	0.3%
Metro NY/NJ	1.7%	1.7%	1.8%	2.1%
Mid-Atlantic	1.8%	1.8%	1.8%	1.9%
Southeast FL	1.7%	1.7%	2.0%	2.2%
Denver, CO	1.4%	1.4%	1.3%	0.6%
Pacific NW	0.7%	0.7%	0.8%	1.1%
N. California	1.2%	1.2%	1.1%	0.9%
S. California	2.0%	2.0%	2.2%	1.9%
Other Expansion Regions	3.2%	—%	3.5%	3.0%
Total Same Store	1.6%	1.6%	1.6%	1.5%
Total Same Store – Excluding Rent Relief	1.7%	1.9%	1.7%	1.6%

Unconsolidated Development is composed of communities that are either currently under construction, or were under construction and were completed during the current year, in which we have an indirect ownership interest through our investment interest in an unconsolidated joint venture. These communities may be partially or fully complete and operating.

Unencumbered NOI as calculated by the Company represents NOI generated by real estate assets unencumbered by outstanding secured notes payable as of March 31, 2025 as a percentage of total NOI generated by real estate assets. The Company believes that current and prospective unsecured creditors of the Company view Unencumbered NOI as one indication of the borrowing capacity of the Company. Therefore, when reviewed together with the Company’s Interest Coverage, EBITDA and cash flow from operations, the Company believes that investors and creditors view Unencumbered NOI as a useful supplemental measure for determining the financial flexibility of an entity. A calculation of Unencumbered NOI for the three months ended March 31, 2025 is as follows (dollars in thousands):

Attachment 11

TABLE 12
Q1 2025
NOI
Residential NOI:
Same Store	$478,316
Other Stabilized	19,510
Development/Redevelopment	2,726
Total Residential NOI	500,552
Commercial NOI	10,033
NOI from real estate assets sold or held for sale	2,534
Total NOI generated by real estate assets	513,119
Less NOI on encumbered assets	(24,735)
NOI on unencumbered assets	$488,384

Unencumbered NOI	95%

Unlevered IRR on sold communities refers to the internal rate of return calculated by the Company considering the timing and amounts of (i) total revenue during the period owned by the Company and (ii) the gross sales price net of selling costs, offset by (iii) the undepreciated capital cost of the communities at the time of sale and (iv) total direct operating expenses during the period owned by the Company. Each of the items (i), (ii), (iii) and (iv) is calculated in accordance with GAAP.

The calculation of Unlevered IRR does not include an adjustment for the Company’s general and administrative expense, interest expense, or corporate-level property management and other indirect operating expenses. Therefore, Unlevered IRR is not a substitute for Net Income as a measure of our performance. Management believes that the Unlevered IRR achieved during the period a community is owned by the Company is useful because it is one indication of the gross value created by the Company’s acquisition, development or redevelopment, management and sale of a community, before the impact of indirect expenses and Company overhead. The Unlevered IRR achieved on the communities as cited in this release should not be viewed as an indication of the gross value created with respect to other communities owned by the Company, and the Company does not represent that it will achieve similar Unlevered IRRs upon the disposition of other communities. The weighted average Unlevered IRR for sold communities is weighted based on all cash flows over the investment period for each respective community, including net sales proceeds.